Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
S.Y. BANCORP, INC.

Pursuant to the applicable provisions of the Kentucky Business Corporation Act, these Articles of Amendment to the Second Amended and Restated Articles of Incorporation of S.Y. Bancorp, Inc. (the “Corporation”) are hereby adopted and are being delivered to the Kentucky Secretary of State for filing.  The information required by KRS 271B.10-060 is as follows:

First:  The name of the Corporation is S.Y. Bancorp, Inc.

Second:  These Articles of Amendment amend and restate current Article I of the Corporation’s Second Amended and Restated Articles of Incorporation by changing the name of the Corporation.  As amended and restated, Article I shall read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Stock Yards Bancorp, Inc. (hereinafter called the “Corporation”).

Third:  These Articles of Amendment were duly adopted by the Corporation’s Board of Directors on February 18, 2014, and by the Corporation’s shareholders on April 23, 2014, each in the manner prescribed by the Kentucky Business Corporation Act.

Fourth:  The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on these Articles of Amendment, and the number of votes of each voting group indisputably represented at the meeting are as follows:

Designation	Number of Shares Outstanding	Number of Votes Entitled to be Cast	Number of Votes Represented at Meeting

Common Stock	14,642,438	14,642,438	12,570,378

The total number of votes for these Articles of Amendment was 12,424,021 and the total number of votes against these Articles of Amendment was 9,749.  The number of votes cast for these Articles of Amendment by each voting group was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this April 23, 2014.

S.Y. BANCORP, INC.

By:	/s/ David P. Heintzman
Name: David P. Heintzman
Title: Chairman and Chief Executive Officer

THIS INSTRUMENT PREPARED BY:

/s/ C. Craig Bradley, Jr.

C. Craig Bradley, Jr.
STITES & HARBISON, PLLC
400 W. Market Street, Suite 1800
Louisville, Kentucky 40202-3352